Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form 10-SB) and related Prospectus of Wi Net Communications Inc. For the registration of 10,420,000 shares of its common stock and to the incorporation therein of our report dated November 17, 2005, with respect to the consolidated financial statements of Wi Net Communications Inc., included in its Quarterly Report ( Form (Form 10-QSB) for October 31,2005, filed with the Securities and Exchange Commission.

/s/ Mark Shelley

Shelley International CPA
Mesa, Arizona
February 14, 2006.